Exhibit 99.1

Zoomcar Announces Trading on OTCQX Best Market

Bangalore, India, May 08, 2025 (GLOBE NEWSWIRE) -- Zoomcar Holdings, Inc. (“Zoomcar” or the “Company”) (OTCQX: ZCAR), a leading marketplace for self-drive car sharing in India, announced that its common shares and warrants are transitioning from the Nasdaq Global Markets to trading on the OTCQX Best Market and the OTCQB Venture Market, respectively, under the ticker symbols of “ZCAR” and “ZCARW”, respectively. The OTCQX Market represents the highest market of OTC Markets Group’s offerings and is designed for established, investor-focused U.S. and international companies. Trading on OTCQX enables Zoomcar to provide the greatest transparency, increased visibility, and accessibility to investors available in the OTC Markets.

Zoomcar’s transition to the OTCQX Market is expected to ensure continuity in trading of its common stock while supporting its mission of empowering hosts and providing affordable, flexible transportation solutions to guests.

US investors can find current financial disclosure and real time Level 2 quotes for the company on www.otcmarkets.com.

Zoomcar will aim to list later this year on a national exchange in the U.S.

About Zoomcar:

Founded in 2013 and headquartered in Bengaluru, India, Zoomcar is a leading marketplace for self-drive car sharing focused in India. The Zoomcar community connects Hosts with Guests, who choose from a selection of cars for use at affordable prices, promoting sustainable, smart transportation solutions in India.

Forward Looking Statements

This press release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These forward-looking statements within the meaning under applicable law, can be identified by the use terms such as “may,” “will,” “aim,” “empower,” “estimate,” “intend,” “indicate,” “continue,” “promote,” “believe,” “boosting”, “elevate,” or “enhance,” or the negatives thereof, as well as other variations or comparable terminology. We ask that you read statements that contain these terms carefully because we believe this information is important for our investors and customers. Any forward-looking statement in this press release refers solely to what is accurate as of the day it is issued or based on assumptions that Zoomcar believes to be reasonable. The actual results and outcomes may materially differ due to various factors or events beyond our control which we may not be foreseeable at all times. We cannot guarantee or assure any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this press release can or will be achieved. We undertake no obligation to alter or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, save and except as required by law.

Press Contact:

Press@zoomcar.com

Investor Relations Contact:

Investors@zoomcar.com